Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No.s 333-88159,  333-96163, 333-37884, 333-45042, 333-45980, 333-55968, 333-71912), and Registration Statements on Form S-3 (Registration No.s 333-106856, 333-65538, 333-55966, and 333-45434) of Red Hat, Inc. of our report dated March 31, 2003, except for Notes 1, 2 and 12 as to which the date is December 23, 2003, relating to the financial statements of Sistina Software, Inc., which appears in the Current Report on Form 8-K of Red Hat, Inc. dated December 23, 2003.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

January 5, 2004